Exhibit 99.1


              America Service Group Announces First Quarter Results


   BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 3, 2006--First Quarter
Highlights:

   -- Net loss of $1.1 million in the quarter includes pretax $3.6 million of Audit Committee investigation and related expenses and pretax $1.0 million of share-based compensation expense

   --   Adjusted EBITDA of $4.2 million in the first quarter

   -- Increase in cash balances of $16.1 million in the first quarter

   --   Company confirms previous guidance for full-year 2006 results

   --   Company plans resumption of stock repurchase program

   America Service Group Inc. (NASDAQ:ASGR) announced today results for the first quarter ended March 31, 2006, confirmation of its previous guidance for full-year 2006 results and the planned resumption of the Company's stock repurchase program.
   Commenting on today's announcement, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "The first steps have been taken to improve operating results for the year. We are pleased with the Company's enhanced cash position. However, much hard work remains to achieve our objectives."

   FAS 144 Impact on Income Statement Presentation Format

   As noted in its 2005 annual report on Form 10-K, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 ("FAS 144") to all service contracts that expire subsequent to January 1, 2002. FAS 144 requires the Company to follow the income statement presentation format described in FAS 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the FAS 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity.
   As a result of the application of FAS 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss "Total Revenues," "Total Healthcare Expenses," and "Total Gross Margin," which will include all of the Company's revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts less share-based compensation expense). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization and share-based compensation expense. Reconciliations of healthcare revenues to Total Revenues, healthcare expenses to Total Healthcare Expenses and gross margin to Total Gross Margin are found in the attached schedules.

   Results for First Quarter Ended March 31, 2006

   Healthcare revenues from continuing contracts for the first quarter of 2006 were $167.1 million, an increase of 25.7% over the prior year quarter. Total Revenues, which includes revenues from continuing and discontinued contracts, for the first quarter of 2006 were $167.6 million, a decrease of 1.2% compared with the prior year quarter.
   Healthcare expenses from continuing contracts for the first quarter of 2006 were $157.8 million, or 94.4% of healthcare revenues, as compared with $121.5 million, or 91.4% of healthcare revenues, in the prior year quarter. Included in healthcare expenses from continuing contracts for the first quarter of 2006 is $111,000 of share-based compensation expense. The increase in healthcare expenses from continuing contracts as a percentage of healthcare revenues when compared with the prior year quarter is primarily due to a continuation of items discussed in the Company's filings related to the Company's 2005 financial results including: Secure Pharmacy Plus ("SPP") operating at a loss in the first quarter of 2006; the Wyoming Department of Corrections and Vermont Department of Corrections contracts operating at losses during the first quarter of 2006; and, a reduction in profitability in the Alabama Department of Corrections contract in the first quarter of 2006 as compared with the prior year quarter. Additionally, the Company's contract with the Florida Department of Corrections, which commenced January 1, 2006, while marginally profitable, is not yet generating profits at the anticipated levels. This is primarily due to higher than anticipated pharmacy and off-site utilization costs. Total Healthcare Expenses, which includes expenses from continuing and discontinued contracts and excludes share-based compensation expense, for the first quarter of 2006 were $158.4 million, or 94.5% of Total Revenues, as compared with $157.5 million, or 92.9% of Total Revenues, in the prior year quarter.
   Gross margin from continuing contracts for the first quarter of 2006 was $9.3 million, or 5.6% of healthcare revenues, as compared with $11.5 million, or 8.6% of healthcare revenues, in the prior year quarter. Included in gross margin from continuing contracts for the first quarter of 2006 is $111,000 of share-based compensation expense. Total Gross Margin, which includes continuing and discontinued contracts and excludes share-based compensation expense, for the first quarter of 2006 was $9.2 million, or 5.5% of Total Revenues, as compared with $12.0 million, or 7.1% of Total Revenues, in the prior year quarter.
   Selling, general and administrative expenses for the first quarter of 2006 were $5.9 million, or 3.5% of healthcare revenues, as compared with $4.3 million, or 3.2% of healthcare revenues, in the prior year quarter. Included in selling, general and administrative expenses for the first quarter of 2006 is $937,000 of share-based compensation expense. Selling, general and administrative expenses, excluding share-based compensation expense, as a percentage of Total Revenues for the first quarter of 2006 were 3.0%, as compared with 2.5% in the prior year period.
   Expenses related to the Audit Committee investigation into certain matters at SPP, the findings of which were reported on March 15, 2006 for the first quarter of 2006 were $3.6 million. The Company currently expects to record an additional $200,000 to $700,000 of Audit Committee investigation and related expenses into certain matters related to SPP subsequent to the first quarter of 2006.
   Adjusted EBITDA for the first quarter of 2006 was $4.2 million, as compared with $7.7 million in the prior year quarter. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, Audit Committee investigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.
   Depreciation and amortization expense for the first quarter of 2006 was $976,000, as compared with $961,000 in the prior year quarter.
   The loss from operations for the first quarter of 2006 was $1.2 million, as compared with income from operations of $6.2 million in the prior year quarter. Negatively impacting the current year results is the $3.6 million of Audit Committee investigation expenses, as well as $1.0 million of share-based compensation expense.
   Net interest expense for the first quarter of 2006 was $513,000, as compared with $278,000 in the prior year quarter.
   The loss from continuing operations before income taxes for the first quarter of 2006 was $1.7 million, as compared with income from continuing operations before income taxes of $5.9 million in the prior year quarter. Negatively impacting the current year results is the $3.6 million of Audit Committee investigation expenses, as well as $1.0 million of share-based compensation expense.
   The income tax benefit for the first quarter of 2006 was $679,000, as compared with an income tax provision of $2.4 million in the prior year quarter.
   The loss from continuing operations for the first quarter of 2006 was $989,000, as compared with income from continuing operations of $3.6 million in the prior year quarter. Negatively impacting the current year results is the pre-tax $3.6 million of Audit Committee investigation expenses, as well as the pre-tax $1.0 million of share-based compensation expense.
   The loss from discontinued operations, net of taxes, for the first quarter of 2006 was $159,000, as compared with income from discontinued operations, net of taxes, of $305,000 in the prior year quarter.
   The net loss for the first quarter of 2006 was $1.1 million, or $0.11 basic and diluted per common share, as compared with net income of $3.9 million, or $0.36 basic and $0.35 diluted per common share, in the prior year quarter. Negatively impacting the current year results is the pre-tax $3.6 million of Audit Committee investigation expenses, as well as the pre-tax $1.0 million of share-based compensation expense.
   Cash on hand and restricted cash increased $16.1 million to $20.3 million at March 31, 2006, as compared with $4.2 million at December 31, 2005. Total debt outstanding as of March 31, 2006 and December 31, 2005 was $12.5 million. Days sales outstanding in accounts receivable decreased to approximately 52 days at March 31, 2006, as compared to 61 days at December 31, 2005. Included in healthcare accounts receivable at March 31, 2006 is approximately $6.5 million of receivables related to contracts that expired prior to December 31, 2004. The Company believes that these receivables are contractually due under the terms of the respective expired contracts. However, due to the age of the receivables and the lack of an ongoing business relationship between the Company and the clients, there is a heightened risk of collectibility related to these receivables. Nevertheless, the Company intends to take all necessary measures in order to collect these receivables.

   2006 Guidance

   The Company is confirming its previous guidance for full-year 2006 results. Consistent with past practice, the Company's guidance for full-year 2006 results does not consider the impact of any potential new business. Contracts currently in operation are included in the guidance for full-year 2006 results through the end of the year, unless the Company has previously been notified otherwise by the client.
   The Company's guidance for estimated full-year 2006 results (adjusted for the items discussed in detail in the footnotes) is summarized below:


Total Revenues (1)                              $660 - 680 million
Depreciation, amortization
 and interest expense (1)                       $6.0 million
Adjusted pre-tax income (2)                     $16.0 - 17.0 million
Effective tax rate                              41%
Adjusted net income (2)                         $9.4 - 10.0 million
Weighted average common shares
 outstanding - diluted                          10.5 million
Adjusted net income per common
 share - diluted (2)                            $0.90 - 0.96

(1)  From continuing and discontinued contracts
(2) From continuing and discontinued contracts and adjusted to exclude the pre-tax negative impact of $3.8 million to $4.3 million (or $0.21 to $0.24 per diluted common share) of estimated Audit Committee investigation and related expenses expected to be recorded in 2006 and the $4.0 million to $5.0 million (or $0.22 to $0.28 per diluted common share) of estimated share-based compensation expense expected to be recorded in 2006 as a result of the Company's adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised
     2004), effective January 1, 2006.


   Planned Resumption of Stock Repurchase Program

   On July 26, 2005, the Company announced that its Board of
Directors had approved a stock repurchase program to repurchase up to $30 million of the Company's common stock over an approximate 24-month period. The Company plans to resume repurchases, which were temporarily suspended pending the Audit Committee investigation into certain matters related to SPP, under this program from time to time in accordance with Securities and Exchange Commission requirements and subject to ongoing reviews of the Company's operating cash flow requirements. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions. Under the stock repurchase program, no shares will be purchased directly from officers or directors of the Company.
   The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. Funds for the repurchase of shares are expected to come primarily from cash generated from operations and also from funds on hand, including amounts available under the Company's credit facility.
   The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended at any time at the Company's discretion.
   The Company had repurchased and retired 149,100 shares of its common stock for approximately $3.0 million prior to the temporary suspension of the program pending the Audit Committee investigation into certain matters related to SPP. As of April 26, 2006, the Company had approximately 10.9 million shares outstanding.

   Conference Call

   A listen-only simulcast and replay of America Service Group's first quarter 2006 results conference call will be available online at www.asgr.com or www.earnings.com on May 4, 2006, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information can be found on the Company's website.

   America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

   This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.
   The most directly comparable GAAP measures for the guidance provided by the Company are: Healthcare Revenues; Income from Continuing Operations Before Income Taxes; Depreciation and Amortization; and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure cannot be estimated on a forward-looking basis.

   Cautionary Statement

   This press release contains "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company's or management's beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

   -- the risk that government entities (including the Company's government customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

   -- the risks arising from shareholder litigation as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

   -- risks associated with the possibility that we may be unable to satisfy covenants under our credit facility;

   -- risks arising from potential weaknesses or deficiencies in our internal control over financial reporting;

   -- risks arising from the possibility that we may be unable to collect accounts receivable;

   -- the Company's ability to retain existing client contracts and obtain new contracts;

   -- whether or not government agencies continue to privatize correctional healthcare services;

   -- the possible effect of adverse publicity on the Company's business;

   -- increased competition for new contracts and renewals of existing contracts;

   --   the Company's ability to execute its expansion strategies;

   -- the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage;

   --   the outcome of pending litigation;

   --   the Company's dependence on key personnel; and

   -- the Company's determination whether to repurchase shares under its stock repurchase program.

   A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.


                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)


                                         Three Months Ended
                               --------------------------------------
                               Mar. 31,    % of    Mar. 31,    % of
                                 2006    Revenue     2005    Revenue
                               --------  --------  --------  --------
Healthcare revenues            $167,101     100.0  $132,953     100.0
Healthcare expenses             157,799      94.4   121,464      91.4
                               --------  --------  --------  --------
  Gross margin                    9,302       5.6    11,489      8.6
Selling, general and
 administrative expenses          5,912       3.5     4,304      3.2
Audit Committee investigation
 and related expenses             3,569       2.2        --       --
Depreciation and amortization       976       0.6       961      0.7
                               --------  --------  --------  --------
  Income (loss) from operations  (1,155)     (0.7)    6,224      4.7
Interest, net                       513       0.3       278      0.2
                               --------  --------  --------  --------
  Income (loss) from continuing
   operations before income tax
   provision (benefit)           (1,668)     (1.0)    5,946      4.5
Income tax provision (benefit)     (679)     (0.4)    2,388      1.8
                               --------  --------  --------  --------
 Income (loss) from
  continuing operations            (989)     (0.6)    3,558      2.7
Income (loss) from discontinued
 operations, net of taxes          (159)     (0.1)      305      0.2
                               --------  --------  --------  --------
    Net income (loss)          $ (1,148)     (0.7) $  3,863      2.9
                               ========  ========  ========  ========

Income (loss) per common
 share - basic:
  Income (loss) from
   continuing operations       $  (0.09)           $   0.33
  Income (loss) from
   discontinued operations,
   net of taxes                   (0.02)               0.03
                               --------            --------
    Net income (loss)          $  (0.11)           $   0.36
                               ========            ========

Income (loss) per common
 share - diluted:
  Income (loss) from
   continuing operations       $  (0.09)           $   0.32
  Income (loss) from
   discontinued operations,
   net of taxes                   (0.02)               0.03
                               --------            --------
    Net income (loss)          $  (0.11)           $   0.35
                               ========            ========

Weighted average common
 shares outstanding:
  Basic                          10,766              10,847
                               ========            ========
  Diluted                        10,766              11,161
                               ========            ========




                      AMERICA SERVICE GROUP INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   Mar. 31,  Dec. 31,
                                                     2006    2005 (1)
                                                   --------  --------
                                ASSETS

Current assets:
  Cash and cash equivalents                        $ 16,093  $     --
  Restricted cash                                     4,189     4,200
  Accounts receivable:  healthcare
   and other, less allowances                        97,507    99,712
  Inventories                                         8,072     6,546
  Prepaid expenses and other current assets          19,800    18,976
  Current deferred tax assets                         8,371     7,575
                                                   --------  --------
Total current assets                                154,032   137,009
Property and equipment, net                           6,467     6,336
Goodwill, net                                        43,813    43,813
Contracts, net                                        6,759     7,166
Other intangibles, net                                  788       845
Other assets                                          9,340    10,068
                                                   --------  --------
    Total assets                                   $221,199  $205,237
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $ 42,294  $ 36,023
  Accrued medical claims liability                   35,717    31,122
  Accrued expenses                                   48,521    44,478
  Deferred revenue                                    8,815     8,533
  Revolving credit facility classified as current    12,500    12,500
                                                   --------  --------
Total current liabilities                           147,847   132,656
Noncurrent portion of accrued expenses               15,951    15,701
Noncurrent deferred tax liabilities                     876       876
                                                   --------  --------
Total liabilities                                   164,674   149,233
                                                   --------  --------
Stockholders' equity:
  Common stock                                          109       108
  Additional paid-in capital                         55,427    53,759
  Retained earnings                                     989     2,137
                                                   --------  --------
Total stockholders' equity                           56,525    56,004
                                                   --------  --------
    Total liabilities and stockholders' equity     $221,199  $205,237
                                                   ========  ========

(1) Certain prior period amounts have been reclassified in order to conform to the current period presentation.




                      AMERICA SERVICE GROUP INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Three Months Ended
                                                        Mar. 31,
                                                   ------------------
                                                     2006       2005
                                                   --------  --------
Cash Flows from Operating Activities
Net income (loss)                                  $ (1,148) $  3,863
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                         985       984
  Loss on retirement of fixed assets                      3        --
  Finance cost amortization                              24       146
  Stock option income tax benefits                       --        81
  Deferred income taxes                                (796)    2,436
  Share-based compensation expense                    1,047        14
  Excess tax benefits from share-based
   compensation expense                                (374)       --
  Changes in operating assets and liabilities:
    Accounts receivable, net                          2,205     8,093
    Inventories                                      (1,526)     (134)
    Prepaid expenses and other current assets          (824)      574
    Other assets                                        704      (593)
    Accounts payable                                  6,271    (5,139)
    Accrued medical claims liability                  4,595       443
    Accrued expenses                                  4,293     3,107
    Deferred revenue                                    282    (2,392)
    Loss contract reserve utilization                    --    (3,056)
                                                   --------  --------
      Net cash provided by operating activities      15,741     8,427
                                                   --------  --------

Cash Flows from Investing Activities
Capital expenditures                                   (654)   (1,156)
                                                   --------  --------
      Net cash used in investing activities            (654)   (1,156)
                                                   --------  --------

Cash Flows from Financing Activities
Net borrowings (payments) on line of credit and
 term loan                                               --        --
Reduction in restricted cash used to collateralize
 letters of credit                                       11        --
Excess tax benefits from share-based compensation
 expense                                                374        --
Issuance of common stock                                215       369
Exercise of stock options                               406       745
                                                   --------  --------
      Net cash provided by financing activities       1,006     1,114
                                                   --------  --------

Net increase in cash and cash equivalents            16,093     8,385
Cash and cash equivalents at beginning of period         --     7,191
                                                   --------  --------
Cash and cash equivalents at end of period         $ 16,093  $ 15,576
                                                   ========  ========




                      AMERICA SERVICE GROUP INC.
 SCHEDULE OF INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES
                            (In thousands)

                                         Three Months Ended
                               --------------------------------------
                               Mar. 31,    % of    Mar. 31,    % of
                                 2006    Revenue     2005    Revenue
                               --------  --------  --------  --------
Healthcare revenues            $    462     100.0  $ 36,605     100.0
Healthcare expenses                 711     153.9    36,071      98.5
                               --------  --------  --------  --------
  Gross margin                     (249)    (53.9)      534       1.5
Depreciation and amortization         9       1.9        23       0.1
Interest, net                        10       2.2         2        --
                               --------  --------  --------  --------
  Income (loss) from
   discontinued operations
   before income taxes             (268)    (58.0)      509       1.4
Income tax provision (benefit)     (109)    (23.6)      204       0.6
                               --------  --------  --------  --------
Income (loss) from discontinued
 operations, net of taxes      $   (159)    (34.4) $    305       0.8
                               ========   =======  ========  ========


                      AMERICA SERVICE GROUP INC.
          DISCUSSION AND RECONCILIATION OF NON-GAAP MEASURES
                            (In thousands)

   This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

                            ADJUSTED EBITDA

   The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, Audit Committee investigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.
   The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, credit providers and analysts. The Company's management, credit providers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, credit providers and analysts to compare the Company's current operating results with the corresponding periods in the previous year and to compare the Company's operating results with other companies in the healthcare industry.
   Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.


        RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

                                                   Three Months Ended
                                                        Mar. 31,
                                                   ------------------
                                                     2006      2005
                                                   --------  --------

Net income (loss)                                  $ (1,148) $  3,863
Depreciation, interest and taxes included in income
 (loss) from discontinued operations, net of taxes      (90)      229
Income tax provision (benefit)                         (679)    2,388
Interest, net                                           513       278
Depreciation and amortization                           976       961
Audit Committee investigation and related expenses    3,569        --
Share-based compensation expense included in
 healthcare expenses                                    111        --
Share-based compensation expense included in
 selling, general and administrative expenses           937        --
                                                   --------  --------
Adjusted EBITDA                                    $  4,189  $  7,719
                                                   ========  ========


   TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

   The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations, less share-based compensation expense. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes loss contract reserve utilization.
   The Company believes that Total Revenues, Total Healthcare
Expenses and Total Gross Margin are useful measurements when comparing the Company's performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of FAS 144, "healthcare revenues," "healthcare expenses," and "gross margin" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.


        RECONCILIATION OF HEALTHCARE REVENUES TO TOTAL REVENUES

                                                   Three Months Ended
                                                        Mar. 31,
                                                   ------------------
                                                     2006      2005
                                                   --------  --------
Healthcare revenues                                $167,101  $132,953
Healthcare revenues included in income (loss) from
 discontinued operations, net of taxes                  462    36,605
                                                   --------  --------
Total Revenues                                     $167,563  $169,558
                                                   ========  ========




  RECONCILIATION OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

                                                   Three Months Ended
                                                        Mar. 31,
                                                   ------------------
                                                     2006       2005
                                                   --------  --------
Healthcare expenses                                $157,799  $121,464
Healthcare expenses included in income (loss) from
 discontinued operations, net of taxes                  711    36,071
Share-based compensation expense included in
 healthcare expenses                                   (111)       --
                                                   --------  --------
Total Healthcare Expenses                          $158,399  $157,535
                                                   ========  ========




         RECONCILIATION OF GROSS MARGIN TO TOTAL GROSS MARGIN

                                                   Three Months Ended
                                                        Mar. 31,
                                                   ------------------
                                                     2006      2005
                                                   --------  --------
Gross margin                                       $  9,302  $ 11,489
Gross margin included in income (loss) from
 discontinued operations, net of taxes                 (249)      534
Share-based compensation expense included in gross
 margin                                                 111        --
                                                   --------  --------
Total Gross Margin                                 $  9,164  $ 12,023
                                                   ========  ========



    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100
             www.asgr.com